Exhibit 6.1

FORM OF MANAGEMENT SERVICES AGREEMENT

Dated as of [DATE], 2022

This Management Services Agreement (this “Agreement”), dated as of the date first set forth above (the “Effective Date”) is entered into by and between Masterworks Administrative Services, LLC, a Delaware limited liability company (the “Administrator”) and Masterworks 156, LLC, a Delaware limited liability company (the “Issuer”) and Masterworks Cayman, SPC, a Cayman Islands segregated portfolio company (“Masterworks Cayman”), on behalf of the [  ] segregated portfolio (the “Portfolio”). Each party hereto may be referred to herein individually as a “Party” and all parties may be referred to collectively as the “Parties.”

R E C I T A L S :

Whereas, as of the Effective Date, Masterworks has agreed to acquire an artwork (the “Artwork”) to be owned by the Portfolio as described in an Offering Circular filed by the Issuer with the Securities and Exchange Commission (the “SEC”) relating to an offering of shares of the Issuer (the “Offering”) and the initial closing of the Offering has occurred; and

Whereas, Masterworks has agreed to advance all or any portion of the funds necessary to acquire the Artwork on behalf of the Portfolio and the Issuer will repay Masterworks; and

Whereas, the Issuer and Masterworks Cayman desire that the Administrator provide the Issuer and Masterworks Cayman with routine operational, administrative, management, advisory, consulting and other services with respect to their respective operations (“Entity-Level Services”), and the Administrator desires to render such Entity-Level Services to the Issuer and Masterworks Cayman, on the terms and conditions set forth in this Agreement;

Whereas, the Issuer and Masterworks Cayman desires that the Administrator provide Masterworks Cayman with routine services relating to the Artwork (“Artwork-Level Services”), and the Administrator desires to render such Artwork-Level Services, on the terms and conditions set forth in this Agreement;

Whereas, the Issuer and Masterworks Cayman desires that the Administrator provide transactional, extraordinary and non-routine services (“Non-Routine Services”) and the Administrator desires to render such Non-Routine Services, as needed, on the terms and conditions set forth in this Agreement;

Now, therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Services.

(a) Provision of Services by the Administrator. The Administrator shall directly, or indirectly through one or more Affiliates (as defined below) or third parties as described in Section 1(b), engage and maintain personnel for the purpose of providing the following services (collectively, the “Services”) to the Issuer and Masterworks Cayman:

(i) Artwork-Level Services, including:

(A)	custodial and storage services for the Artwork;

(B)	maintaining asset-level insurance requirements for the Artwork;

(C)	managing transport for the Artwork in the ordinary course of business, including the display and exhibition thereof;

(D)	research services;

(E)	appraisal and valuation services; and

(F)	other services deemed necessary or appropriate by the Administrator at its discretion to maintain the Artwork;

(ii) Entity-Level Services for the Issuer and Masterworks Cayman, including:

(A)	oversight and management of banking activities;

(B)	management of preparation and filing of SEC and other corporate filings;

(C)	financial, accounting and bookkeeping services, including retention of an auditor for the Issuer;

(D)	record-keeping, shareholder registrar, investor relations and regulatory compliance;

(E)	providing listing services, subject to the applicable law;

(F)	tax reporting services;

(G)	bill payment;

(H)	selecting and negotiating insurance coverage for the Issuer and Masterworks Cayman, including operational errors and omissions coverage and directors’ and officers’ coverage;

(I)	maintain the Issuer’s stock ledger and coordinating activities of the Issuer’s transfer agent, escrow agent and related parties;

(J)	software services; and

(K)	services related to Templum ATS trading.

(iii) Non-Routine Services, including:

(A)	legal and professional transactional services;

(B)	negotiation of terms of potential sale of the Artwork or the Issuer and the execution thereof;

(C)	obtaining appraisals and statements of condition in connection with a sale transaction relating to the Artwork

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(D)	other transaction-related services, cost, payments and expenditures relating to the Artwork or the Issuer;

(E)	administrative services in connection with liquidation or winding up of the Issuer and Masterworks Cayman;

(F)	managing litigation, judicial proceedings or arbitration, including the defense and or settlement of any claims (regardless of whether or not the Issuer is named as a defendant or party in any such claim);

(G)	Conservation, restoration (as deemed necessary by the Administrator), reframing and other expenditures that increase the value of the Artwork; and

(H)	other non-routine or extraordinary services.

(b) Provision of Services by Third Parties. The Administrator shall, to the extent it determines that it would be advisable in connection with or incidental to the activities contemplated hereby, arrange for and coordinate the services of other professionals, experts and consultants to provide any or all of the Services, in which case, the costs and expenses of such third parties for providing such services shall be borne by the Administrator other than as set forth in Section 3; it being understood that the Administrator shall not charge to the Issuer any fees in addition thereto with respect to such outsourced Artwork-Level Services that are described in Section 1(a)(i) and Entity-Level Services described in Section 1(a)(ii), but the Administrator shall be entitled to reimbursement for third party costs incurred in connection with Non-Routine Services described in Section 1(a)(iii) as set forth in Section 3(b). Reimbursement for Non-Routine Services shall be reimbursed by the Issuer out of the proceeds from a sale of the Artwork. In addition, Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

(c) Independent Contractor; Authority. Notwithstanding the Services provided by the Administrator pursuant to this Agreement, the Administrator shall be deemed to be an independent contractor with respect to the Services. The management, policies and operations of the Parties (including the ultimate approval of the making or disposition of the Artwork by the Issuer or Masterworks Cayman, and the terms and conditions thereof) shall be the responsibility of the Parties other than the Administrator.

(d) Obligations of Administrator Not Exclusive. The obligations of the Administrator to the other Parties are not exclusive. The Administrator may, in its discretion, render the same or similar services as rendered to the Issuer and Masterworks Cayman to any Person or Persons whose business may be in direct or indirect competition with the Issuer, including other Affiliates of the Administrator.

(e) Definitions. For purposes hereof:

(i)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, for the purposes of this definition, the term “controls,” “is controlled by” or “under common control with” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)	“Approved Sale” is a sale of the Artwork that is approved in writing in advance by a Special Committee, provided that such approval contains an affirmative representation by such Special Committee that such approval (i) is given freely without influence or direction by or from the Company, the Administrator or any of their respective affiliates (ii) that the members of the Special Committee have no direct or indirect financial interest in such sale transaction (other than an indirect financial interest due solely to ownership of securities in an affiliate of the Administrator representing less than 1% of the outstanding equity securities in such affiliate) and (iii) confirms that the Special Committee has determined that such sale is in the best interests of the shareholders unaffiliated with the Administrator.

(iii)	“Person” means an individual, a corporation, and a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a Governmental Authority or other entity.

(iv)	“Governmental Authority” means the government of any nation, state, territory, city, locality or other political subdivision thereof, any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, quasi-governmental authority, self-regulatory organization, commission, tribunal, agency or any political or other subdivision, department, board, bureau, or branch or official of any of the foregoing.

(v)	“Special Committee” shall mean a committee of the Board of Managers of the Company comprised of two members that each meet the standards of an “independent director” set forth in NASDAQ Marketplace Rule 4200(a)(15) (on any successor rule) with respect the Company, the Administrator and their respective affiliates.

(f) Additional Services. Nothing herein shall prevent the Administrator from providing additional services not otherwise set forth herein, and any such additional Services shall be deemed to be included in Section 1(a)(iii).

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2. Other Related Activities.

(a) The Administrator and Affiliates thereof shall have the right to engage in the following activities (subject to compliance with laws and intellectual property rights of third parties) in exchange for the payment of an annual royalty of $10.00 per annum:

(i) Rights to commercialize the Artwork for the duration of the operations of the Issuer;

(ii) The right to perpetually offer the Artwork for sale, display and exhibition rights;

(iii) The right to lend the Artwork to museums, galleries, private entities, individuals and the like; and

(iv) The right to lease the Artwork to companies, private entities and individuals,

(v) The right to offer perks to owners of Shares, subject to compliance with applicable laws, and the costs of which will be paid by the Administrator.

(b) The Administrator shall bear any incremental third-party costs associated with such activities related to the activities set forth in this Section 2 and in the event that any revenues are generated from such other activities, the Administrator may retain such revenues.

3. Compensation and Expenses; Covenant.

(a)

In return for the Services, the Administrator shall earn management fees and expense reimbursements in the form of Class A preferred shares of the Issuer equal to 1.5% of the total Class A shares outstanding or for which subscriptions have been received, comprised of a 1.0% entity management fee and a 0.5% art management fee, per annum, after giving effect to such issuance, issued on a quarterly basis in arrears, commencing on the date of the final closing of the Offering or the date of an earlier closing if, as of such earlier closing date, the Offering is fully subscribed and at least 95% of the subscription proceeds have been received by the Company. These Class A preferred shares will be subject to vesting provisions set forth in Section 6 hereof. For the avoidance of doubt, no fees or expense reimbursements in the form of Class A preferred shares shall be earned for any period prior to the final closing of the Offering (or the date on which at least 95% of the Class A shares offered have been issued).

(b)	Subject to Section 6 hereof, the Class A preferred shares shall be earned ratably on the basis of a 360- day year comprised of twelve (12) thirty (30) day months. If and when the Artwork is sold, the Class A preferred shares actually earned by the Administrator (based on the number of days elapsed between the Effective Date and the date to and excluding the date of consummation of the sale of the Artwork) and the number of Class A preferred shares actually received by the Administrator and any excess Class A preferred shares received by the Administrator, if any, shall be refunded to the Issuer, as applicable, and any shortfall payable or issuable to the Administrator shall be issued to the Administrator on or immediately prior to consummation of the sale of the Artwork.

(c)	In addition to the Class A preferred shares, in connection with the provision of the Non-Routine Services, the Issuer shall reimburse the Administrator for all out-of-pocket costs, expenses and payments incurred or made by the Administrator in connection with such Non-Routine Services, provided, the reimbursement obligation shall be suspended (without interest or penalty) until the Artwork is sold.

(d)	Masterworks may determine to sell the Artwork without engaging a third-party intermediary, in which event, the Administrator would charge the buyer of the Artwork a reasonable fee not to exceed the lowest published buyer’s premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

(e)	For so long as this Agreement remains in effect, Administrator covenants to maintain on hand cash reserves sufficient to pay at least one year of estimated expenses to satisfy its obligations under this Agreement and the commitment from the Administrator to fund the operations of the Issuer and the maintenance of the Artwork until the sale of the Artwork.

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4. Indemnification.

(a) Indemnification of Protected Persons. To the fullest extent permitted by law, each of the Parties (other than the Administrator) shall jointly and severally indemnify, hold harmless, protect and defend the Administrator, its Affiliates, any officer, manager, board member, employee or any direct or indirect partner, member or shareholder of the Administrator, any Person who serves at the request of the Administrator on behalf of any of the Parties as an officer, director, partner, member, manager, board member, shareholder or employee of any other Person, and any Person who was, at the time of the act or omission in question, such a Person (each, a “Protected Person”) against any losses, claims, damages or liabilities, including legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing the Protected Person’s right to indemnification under this Agreement (collectively, “Liabilities”), to which any Protected Person may become subject (i) by reason of any act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of such Party; or (ii) by reason of the fact that it is or was acting in connection with the activities of such Party in any capacity or that it is or was serving at the request of any Party as a partner, member, shareholder, director, officer, employee or agent of any Person, unless, in each case, such Liability results from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any material breach of this Agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful). The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that such Protected Person’s conduct constituted actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any material breach of this Agreement or the commission of a crime, except a judgment, order or conviction that expressly provides that such Protected Person’s conduct constituted actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any material breach of this Agreement or the commission of a crime.

(b) Reimbursement of Expenses. The Issuer and or Masterworks Cayman shall promptly reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other expenses (as incurred) of such Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to this Section 4; provided, that such Protected Person executes a written undertaking to repay the Issuer or Masterworks Cayman, as applicable, for such reimbursed or advanced expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by this Section 4. In any action, suit or proceeding against Protected Persons, such Protected Persons shall jointly employ, at the expense of the Issuer or Masterworks Cayman, counsel of the Protected Persons’ choice, which counsel shall be reasonably satisfactory to the Issuer, in such action, suit or proceeding; provided that if retention of joint counsel by such Protected Persons would create a conflict of interest, each Protected Person whose participation in such joint representation would cause such a conflict shall have the right to employ, at the expense of the Issuer, separate counsel of the respective Protected Person’s choice, which counsel shall be reasonably satisfactory to the Issuer in such action, suit or proceeding; provided, however, that if any indemnitor shall acknowledge in writing its liability to the Protected Person for any action, suit or proceeding brought by a third party in connection with which any Protected Person is seeking indemnification, then such indemnitor shall be entitled to select the counsel to defend such action, suit or proceeding, subject to the approval of the Protected Person, which approval shall not be unreasonably withheld.

(c) Survival of Protection. The provisions of this Section 4 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 4 and regardless of any subsequent amendment to this Agreement; provided, that no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(d) Recovery. Each Protected Person shall use its reasonable efforts to pursue other third-party sources of indemnification in respect of any Liabilities for which it or any Protected Person may require indemnification in accordance with this Section 4. If any Protected Person recovers any amounts in respect of any Liabilities from insurance coverage or any third-party source, then such Protected Person shall, to the extent that such recovery is duplicative, reimburse the Issuer for any amounts previously paid to it by the Issuer in respect of such Liabilities.

(e) Survival. The rights of indemnification provided in this Section 4 will be in addition to any rights to which a Protected Person might otherwise be entitled by contract or as a matter of law, and shall extend to each of such Protected Person’s heirs, successors and assigns. The provisions of this Section 4 shall survive the termination of this Agreement.

(f) Exceptions to Indemnification. Notwithstanding anything to the contrary contained herein, the Issuer’s obligations under Section 4(a) (Indemnification of Protected Persons) and Section 4(b) (Reimbursement of Expenses) shall not apply to any actions, suits or proceedings in which one or more officers, directors, partners, members or employees of the Administrator are making claims against the Administrator or one or more other officers, directors, partners, members or employees of the Administrator.

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5. Assignment. Any assignment of this Agreement by a Party shall require the approval of the other Parties.

6. Vesting. Any Class A preferred shares issuable hereunder shall be subject to cliff vesting on December 31, 2025 (the “Initial Vesting Date”), and in the event vesting occurs on the Initial Vesting Date, a new cliff vesting period shall apply to all Class A shares issuable to Masterworks from and after such Initial Vesting Date until the three-year anniversary of such Initial Vesting Date and all of such Class A preferred shares will vest on such three-year anniversary of the Initial Vesting Date and such process will be repeated in successive three-year periods (each such vesting date, together with the Initial Vesting Date, a “Vesting Date”). Any vesting period may be extended for a five-year period or shortened in accordance with this Section 6, provided, that any applicable Vesting Date shall be accelerated upon an Approved Sale to the date any such Approved Sale is consummated, except in the case that such sale is not approved by the Special Committee. At any time prior to the 12-month anniversary of the applicable Vesting Date, the Parties can mutually agree in writing to extend the Vesting Date for one or more additional five-year periods, or agree at any time to accelerate the Vesting Date to an earlier date, provided that any agreement to accelerate the Vesting Date to an earlier date (other than in connection with a sale of the Artwork) shall be ineffective unless and until the Company obtains the consent of holders of a majority of the Class A shares eligible to vote on such matter. Any Class A shares beneficially owned by the Administrator and its affiliates shall not be eligible to vote on such matter.

The unvested Class A preferred shares issued or issuable hereunder shall be forfeited if this Agreement is terminated prior to the applicable Vesting Date or if the Special Committee does not approve a sale of the Artwork. The Administrator may also, in its sole discretion, reduce unearned management fees or voluntarily forfeit any unvested management fees, in whole or in part. Any Class A preferred shares that are forfeited shall no longer be deemed to be outstanding and shall have no rights to distributions.

All of the Class A preferred shares issued pursuant to this Agreement prior to the Effective Date shall be fully vested upon issuance and shall not be subject to the vesting provisions set forth in this Section 6.

The holders of the Company’s Class A shares may remove and replace the Administrator with another person or entity by the affirmative vote of two-thirds (2/3) of the Class A shares eligible to vote, such removal to take effect on the date any such successor administrator has been appointed (the “Removal Effective Date”).

7. Term and Termination.

(a) This Agreement shall terminate upon the first to occur of (i) the dissolution of the Issuer; (ii) upon notice of termination from the Administrator that the Administrator desires to withdraw as the administrator of the Issuer, Masterworks Cayman and of the Artwork, which the Administrator may give at any time in the event that the Administrator determines that it desires to cease providing services of the type as set forth herein to any Person, and provided that the Administrator does so cease providing such services thereunder, (iii) upon the Removal Effective Date, and (iv) on the joint agreement of the Parties.

(b) In addition to the termination provisions as set forth in Section 7(a), the Issuer may terminate this Agreement at any time upon any of the following:

(i) the commission by the Administrator or any of its executive officers of fraud, gross negligence or willful misconduct;

(ii) the conviction of the Administrator of a felony;

(iii) a material breach by the Administrator of the terms of this Agreement which breach is not cured within 30 days after receipt by the Administrator of a notice of such breach from any member of the Issuer (provided that if such breach is not capable of cure within 30 days, and Administrator is diligently taking steps to cure the breach, then no such event shall be deemed to have occurred unless and until the Administrator fails to cure such breach within 60 days after receiving notice thereof);

(iv) a material violation by the Administrator or any of its executive officers of any applicable law that has a material adverse effect on the business of the Issuer; or

(v) the bankruptcy or insolvency of the Administrator.

(c) The Parties shall, on the date of such termination or if it does not have the available funds on such date, as soon as practicable after it does have the available funds, pay any accrued but costs subject to reimbursement by such Parties through to such date.

8. Notices.

(a) All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be given by personal delivery, mailed by internationally recognized courier service or airmail, or sent by email with return receipt requested to the following addresses of the Parties or to such other address as such Party may have specified for notice:

(i)	If to the Administrator:

Masterworks Administrative Services, LLC
Attn: General Counsel
225 Liberty Street, 29th Floor,
New York, NY 10281

(ii)	If to the Issuer or Masterworks Cayman:

Masterworks 156, LLC
Attn: General Counsel
225 Liberty Street, 29th Floor,
New York, NY 10281

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(b) Any notice shall be deemed received, unless earlier received, (i) if sent by courier service, on the second Business Day after delivery to the courier service, (ii) if sent by certified or registered airmail, return receipt requested, when actually received, (iii) if sent by standard airmail, five Business Days after posting in the mail, and (iv) if sent by email transmission or delivered by hand, on the date of receipt as evidenced by a return receipt in the case of email transmission.

9. Arbitration.

(a) Either Party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 9 (this “Arbitration Provision”). The arbitration shall be conducted in New York, NY. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving the Parties or any Protected Person relating to or arising out of this Agreement, including (except to the extent provided otherwise in the last sentence of Section 9(e) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

(b) The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the Administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the Administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the Administrator apply.

(c) If a Party elects arbitration, such party shall pay all the Administrator’s filing costs and administrative fees (other than hearing fees). Each Party shall bear the expense of its own attorney’s fees, except as otherwise provided by law.

(d) Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator Administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the Administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(e) Each party agrees not to invoke its right to arbitrate an individual Claim that a party may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

(f) Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No party or arbitrator shall have the power or authority to waive, modify, or fail to enforce this Section 9(f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Section 9(f) shall be determined exclusively by a court and not by the party or any arbitrator.

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(g) This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

(h) This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the Parties; and (ii) the bankruptcy or insolvency of any Party or other party. If any portion of this Arbitration Provision other than sub-section (e) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in Section 9(e) are finally adjudicated pursuant to the last sentence of Section 9(e) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

10. Miscellaneous.

(a) Amendment. This Agreement may not be modified or amended in any manner other than by an instrument in writing signed by the Parties or their respective successors or permitted assigns.

(b) Covenant to Provide Financial Information and Maintain Sufficient Capital. The Administrator shall obtain and maintain the necessary capital to fulfill its obligations under this Agreement and shall remain solvent. The Administrator will report to the Issuer on a semi-annual basis its current and total assets, current and total liabilities, and total equity and the Company intends to include such amounts in its SEC reports.

(c) Waivers. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by or on behalf of the Party granting the waiver.

(d) Entire Agreement. Other than as specifically set forth herein, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement or understanding between them with respect to such subject matter.

(e) Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to the conflicts of laws principles thereof. To the extent of any disagreement or matter relating to this Agreement, including, without limitation, the enforceability of the arbitration provisions of this Agreement or the enforcement of any arbitration award, such disagreement or matter shall be exclusively submitted to the federal or state courts located in the City of New York.

(g) Limitation on Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

(h) WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATED THERETO.

(i) Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

(j) Third Party Beneficiaries. Each Protected Person is an intended third-party beneficiary of this Agreement and shall have the right to enforce its rights under this Agreement as if it were a direct Party. Other than as set forth herein, this Agreement is between the Parties and there are no other third-party beneficiaries hereto, and no other party shall have the right to enforce this Agreement.

(k) Headings. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

(l) Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

(m) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the Effective Date.

Masterworks Administrative Services, LLC

By:
Name:
Title:

Masterworks 156, LLC

By:
Name:
Title:

Masterworks Cayman, SPC, on behalf of the 156 segregated portfolio

By:
Name:
Title:

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